Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Liz Brady

NEW YORK & COMPANY APPOINTS EDWARD W. MONEYPENNY TO ITS
BOARD OF DIRECTORS

New York – March 17, 2006 – New York & Company, Inc. (NYSE:NWY), a specialty apparel chain with 521 stores, announced today the appointment of Edward W. Moneypenny to its Board of Directors. Mr. Moneypenny was also elected to be a member of the Board’s Audit Committee. The appointment of Mr. Moneypenny brings the New York & Company Board from 10 members to 11.

Mr. Moneypenny most recently served as Senior Vice President of Finance and Chief Financial Officer of 7-ELEVEN, Inc.; the largest chain in the convenience retailing industry, with around $12 billion in revenue.  Prior to 7-ELEVEN, Mr. Moneypenny held senior finance officer positions at two former fortune 500 companies in the energy industry, Florida Progress Corporation and Oryx Energy Company.

“Ed brings to our board over 30 years of strategic financial planning and business experience,” said Richard P. Crystal, Chairman, CEO and President of New York & Company. “His background and expertise will provide added depth to our Board and I look forward to his meaningful contributions.”

Mr. Moneypenny is a member of the Board of Directors and Audit Committee of the Timberland Company and serves as an Executive Committee Member of the Dean’s Business Council at the University of Illinois, College of Business. He previously served as a board member at Oryx Energy.

Mr. Moneypenny graduated from Saint Joseph’s University in Philadelphia with a bachelor’s degree in accounting. He received a master’s degree in accounting science from the University of Illinois.

 About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company (TM) merchandise is sold exclusively through its national network of retail stores. The Company currently operates 521 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.